Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of January 17, 2013, by and between Compass Minerals International, Inc., a Delaware corporation (“Company”), and Fran Malecha (“Executive”).

WHEREAS, Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive is willing to render services to Company on the terms and conditions set forth herein with respect to such employment;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, Company and Executive agree as follows:

1.             Employment.  Company hereby employs Executive as President and Chief Executive Officer (“CEO”) upon the terms and conditions set forth herein, which employment Executive hereby accepts.  In addition, Company shall nominate Executive to its Board of Directors (“Board”); provided, however, that the termination of Executive’s employment with Company for any reason shall automatically result in Executive’s resignation from any Director role he has with Company or any subsidiary or related entity.

2.             Exclusive Services.  Executive shall devote all working time, ability, and attention to the business of Company during the term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, without the prior knowledge and written consent of Company’s Board, which consent Company’s Board shall not unreasonably withhold; provided, however, that this Section 2 shall not prevent Executive’s involvement in civic/charitable activities that do not interfere with performance of his duties (as defined herein).

3.             Duties.  Company hereby employs Executive as President and CEO, in which position Executive shall perform for or on behalf of Company such duties as are customary of Company’s President and CEO and such other duties as Company’s Board shall assign from time to time in its discretion; shall render his services at the principal business offices of Company in Overland Park, Kansas, and as such may be located from time to time thereafter, unless otherwise agreed in writing between Company’s Board and Executive; and shall perform such duties in accordance with Company’s policies and practices, including but not limited to its employment policies and practices, and subject only to such limitations, instructions, directions, and control as Company’s Board may specify from time to time in its discretion; provided, however, that Executive’s performance of his duties hereunder shall at all times be subject to Section 9, including but not limited to the “Good Reason” provision of Section 9.c.(3).

4.             Term.  This Agreement shall begin on January 17, 2013 (“Commencement Date”) and shall terminate on January 17, 2018 (“Initial Term”), but shall extend automatically for successive one-year periods (each a “Renewal Term”) unless, not later than sixty days before expiration of the Initial Term or any Renewal Term, Company provides Executive with written notice to the contrary.

5.             Compensation.  As compensation for services rendered under this Agreement, Executive shall receive the following:

a.             Base Salary.  Initially, Company shall pay Executive a base salary (“Base Salary”) of $725,000.00 per year, payable in accordance with Company’s regular payroll schedule, less applicable deductions and withholdings.  Company (1) shall review Executive’s Base Salary at least annually; (2) may increase Executive’s  Base Salary at any time in its discretion; and (3) may decrease Executive’s Base Salary at any time in connection with a company-wide salary reduction that affects other officers and executives.

b.             Annual Bonus.   Executive shall be eligible to receive a bonus pursuant to an annual performance based incentive compensation program to be established by the Board, with Executive’s annual target to be no less than 100% of Executive’s then Base Salary; provided, however, that Company reserves the right to establish a lesser target if done in good faith and as a result of Company’s legitimate business needs.  Payment of any bonus described in this Section 5.b. shall be according to the established plan and subject to Executive’s continued employment by Company through the date the bonus is paid pursuant to the annual incentive compensation program.

c.             Long Term Incentives.  Executive’s annual target long term equity award amount will be $1,400,000.00, subject to annual review by the Company’s compensation committee as part of its customary compensation review process.  At the time of the company’s equity grants in March, 2013, Company shall  grant Non-Qualified Stock Options having a value of $560,000.00 (40% of long term incentives total, with a strike price set at the grant date, with equal vesting over 4 years), Restricted Stock Units having a value of $280,000.00 (20% of long term incentives total, with cliff-vesting after three years), and Performance Stock Units having a value of $560,000.00 (40%  of long term incentives total, earned according to relative total shareholder return (TSR) in annual performance periods, paid out after three years) to Executive through its customary equity award agreements.

d.             Initial RSU Grant.  Company will grant Executive additional Restricted Stock Units (cliff-vesting on January 17, 2016) having a value of $2,000,000.00, but subject to reduction by the amount, if any, of any payments actually received by Executive with respect to the cash incentive or retention payments he is scheduled to receive from his former employer in February 2013 and December 2013.  The stock price on the date of grant will be used for initial value and any reduction calculations.

6.             Benefits.  In addition to the compensation pursuant to Section 5 hereof, Executive shall be entitled to or eligible for the following:

a.             Participation in Employee Plans.  Executive shall be entitled to participate in any health, disability, and group term life insurance plans (throughout Employee’s employment, Company shall ensure such group term life insurance plans provide for a minimum benefit for Executive of one times Executive’s then Base Salary); in salary deferrals plan(s); in any pension, retirement, or profit sharing plans; in any annual executive bonus or other compensation plans; and/or in any other perquisites and benefit plans that Company extends generally from time to time to its executives.  In addition, Executive shall be entitled to an “executive physical,” for which Company, at Executive’s election, will either pay directly or reimburse Executive, in either case up to $3,000, adjusted annually according to the Consumer Price Index.

b.             Vacation.  Executive shall be entitled to up to 5 weeks of paid vacation annually.

c.             Equity Awards.  Subject to Board approval, Executive shall be entitled to equity-based compensation awards that Company extends generally from time to time to its executives, subject to the terms and conditions of any respective equity-based compensation plans and award agreements and the provisions of this Agreement.

d.             Relocation.  Company shall reimburse Executive for the expenses he and his family incur in relocating to the Overland Park, Kansas, area in accordance with Company’s Relocation Plan and/or as otherwise agreed by Company.

7.             Reimbursement of Expenses.  Subject to such rules and procedures as Company from time to time adopts or specifies, Company shall reimburse Executive for reasonable business expenses properly incurred in the performance of his duties under this Agreement.

8.            Restrictive Covenants/Change In Control Severance Agreement.  Executive hereby agrees to (a) the terms of the separate Change In Control Severance Agreement (including Restrictive Covenant Agreement), both of which Executive agrees to execute; and (b) the terms of Company’s standard Confidentiality Agreement, which Confidentiality Agreement Executive agrees to execute.

9.             Termination.  This Agreement may be terminated as follows:

a.             This Agreement and Executive’s employment hereunder shall automatically terminate in the event of Executive’s Death or Disability.

b.            Company may terminate this Agreement and Executive’s employment hereunder at any time, with or without Cause, upon written notice to Executive.  Executive may terminate this Agreement and his employment hereunder at any time (including for voluntary retirement), with or without Good Reason, upon 30 days written notice to Company (for which notice period Executive shall be compensated even if Company relieves Executive of his duties during such period).

c.             For purposes of this Agreement

(1)           “Disability” occurs when Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, for more than thirty (30) consecutive days after reaching maximum medical improvement.

(2)           “Cause” means, in Company’s good faith belief, any of the following:  (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude; (ii) indictment of Executive for a felony or misdemeanor under the federal securities laws; (iii) willful misconduct or gross negligence resulting in material harm to Company; (iv) willful breach of Executive’s duties or responsibilities herein or the separate Restrictive Covenant Agreement; (v) fraud, embezzlement, theft, or dishonesty against Company or any Subsidiary, or (vi) willful violation of a policy or procedure of Company, resulting in any case in material harm to Company. For purposes of this Section, “willful” means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of Company or its affiliates.  Company must notify Executive in writing of any event constituting Cause within 90 days following Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(3)           Executive shall have “Good Reason” to terminate this Agreement and his employment hereunder in the event of:  (i) a material adverse change in Executive’s duties or responsibilities; provided, however, that Good Reason shall not be deemed to occur upon a change in Executive’s reporting structure, upon a change in Executive’s duties or responsibilities that is a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph, or upon a change in Executive’s duties or responsibilities that is part of an across-the-board change in duties or responsibilities of employees at Executive’s level; (ii) any reduction in Executive’s annual base salary or annual target or maximum bonus opportunity; provided, however, that Good Reason shall not include such a reduction of less than 10% that is part of an across-the-board reduction applicable to employees at Executive’s level; (iii) Company’s (A) relocation of Executive more than 50 miles from Executive’s primary office location and more than 50 miles from Executive’s principal residence or (B) requirement that Executive travel on Company business to an extent substantially greater than Executive’s travel obligations immediately before a change in control; (iv) a reduction of more than 10% in the aggregate benefits provided to Executive under the Company’s employee benefit plans, including but not limited to any “top hat” plans designated for key employees, in which Executive is participating; (v) any purported termination of Executive’s employment that is not effectuated for “Cause”; or (vi) the failure of the Company to obtain an assumption agreement from any successor after a change in control.  Notwithstanding the foregoing, Executive must provide notice of termination of employment within 90 days of Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.  Additionally, any action taken in good faith and remedied by the

Company within 30 days after receipt of notice thereof given by Executive shall not constitute Good Reason.

10.           Severance.  In the event of a termination of this Agreement under Section 9, the following shall apply:

a.             If this Agreement and Executive’s employment hereunder terminates as a result of Executive’s Disability, then Executive shall receive the following:  (i) his Base Salary, benefits earned, and business expenses properly incurred through the date of termination; and (ii) 60% of his then-current Base Salary for 12 months after such termination of employment, during which time Executive shall be eligible to participate in Company’s then applicable health care plan at the then regular employee contribution rate; provided that, if Executive cannot continue to participate in Company plans providing such benefits, then Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

b.             If Company terminates this Agreement and Executive’s employment hereunder without Cause or if Executive terminates this Agreement and Executive’s employment hereunder with Good Reason, then Executive shall receive the following:  (i) his Base Salary, benefits earned, business expenses properly incurred, and pro-rated annual performance based incentive compensation through the date of termination; (ii) the lesser of (a) an amount equal to 1.5 times Executive’s highest annual Base Salary rate during the 12 month period immediately before such termination or (b) continuation of the Base Salary for the remainder of the Initial Term, payable in a single lump sum; (iii) reimbursement, up to a maximum of 18 months, for premium payments for any COBRA coverage Executive elects, if any; (iv) immediate vesting of all stock options and/or restricted stock units granted through the date of termination, regardless of the provisions of any other agreement; and (v) continued earning/vesting of any Performance Based Units granted through the date of termination, according to the Performance Based Restricted Stock Unit Award Agreement (including the provisions regarding payment after a Change of Control of the Company) as if Executive’s employment continued through the date of earning/vesting of any such Unit.

c.             For any termination other than those listed in Section 10.a.-b., Executive shall receive only his Base Salary, benefits earned, and business expenses properly incurred through the date of termination.

d.            Upon termination for any reason, Executive (i) shall provide reasonable cooperation to Company at Company’s expense in winding up Executive’s work for Company and transferring that work to other individuals as designated by Company, and (ii) shall reasonably cooperate with Company in any investigation or litigation/future investigation or litigation as requested by Company.

e.             To be eligible for any payments under this Section beyond regular employee benefits earned through the date of termination, Executive must (i) execute and deliver to Company a final and complete release in a form that is reasonably acceptable and approved by Company, and (ii) in Company’s good faith belief, be in full compliance with his Restrictive Covenant Agreement and his Confidentiality Agreement.

f.             In connection with any severance payments under Section 10.b., Executive shall have no duty to mitigate his damages by seeking other employment, and Company shall not be entitled to set off against amounts payable hereunder any compensation that he may receive from future employment.

g.            In the event of a Qualifying Termination after a Change In Control under Executive’s separate Change In Control Severance Agreement, the provisions of that separate agreement shall apply.

11.           Compliance with Section 409A.  To the extent applicable, this Agreement shall be interpreted, construed, and administered in conformity with Section 409A and the regulations and other guidance issued thereunder, including the applicable exemptions.  In the event that any payment or distribution to be made hereunder constitutes “deferred compensation” subject to Section 409A and Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive’s employment (or, if earlier, the date of the Executive’s death).  Payments to which a specified employee would otherwise be entitled during the first six months following the date of termination shall be accumulated and paid on the first date of the seventh month following the date of termination.  If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.  Notwithstanding any provision in this Agreement to the contrary, (x) Executive shall have no right to determine, directly or indirectly, the year of any payment subject to Section 409A; (y) if Executive does not sign the release required by Section 10(e)_of this Agreement within the release consideration period or revokes the release before it become effective, Executive shall forfeit any right to the payments, and (z) if the release consideration period begins in one taxable year and ends in a second taxable year, any payments that would have been made in the first taxable year shall be made in the second taxable year to the extent required by Section 409A and the regulations and guidance issued thereunder.  Finally, any installment payments under this Agreement shall be treated as a separate payment for purposes of Section 409A.

12.           Resolution of Disputes.

a.             Any dispute or claim arising out of or relating to this Agreement (except those for alleged breach of the Restrictive Covenant Agreement and/or Confidentiality Agreement) or any termination of Executive’s employment, shall be settled by final and binding arbitration in Johnson County, Kansas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

b.             The fees and expenses of the arbitration panel shall be borne by Company.

c.             Either party may elect to have any dispute governed by this Section 12 to be resolved by a panel of three arbitrators, and the party electing same shall bear any additional costs resulting from such selection, the provisions of Section 12.b. notwithstanding.

13.           Notices.  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Fran Malecha

If to Company:	Compass Minerals International, Inc.
9900 West 109th Street
Overland Park KS 66210
Attention:  Vice President Human Resources

Either party may change its address for notice by giving notice in accordance with the terms of this Section 13.

14.           General Provisions.

a.             Governing Law and Consent to Jurisdiction.  Interpretation and/or enforcement of this Agreement shall be subject to and governed by the laws of the State of Kansas, irrespective of the fact that one or both of the parties now is or may become a resident of a different state and notwithstanding any authority to the contrary.

b.             Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid, and enforceable.

c.             Construction of Agreement.  This Agreement and the agreements attached hereto or referenced herein (including but not limited to the Restrictive Covenant Agreement, Confidentiality Agreement, and Change In Control Severance Agreement) set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof.  Except as expressly provided herein, in the event of any conflict between this Agreement and the other agreements attached hereto, this Agreement shall govern.  No terms, conditions, or warranties (other than those contained herein), and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.  This Agreement shall not be strictly construed against either party.

d.             Binding Effect.  This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors, and assigns.  This Agreement may not be assigned by Executive, but may be assigned by Company to any person or entity that succeeds to the ownership or operation of the business in which Executive is primarily employed by Company.

e.             Waiver.  The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

f.              Titles.  Titles of the Sections herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, Section, or provision of this Agreement.

g.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

h.             Indemnification.  Company shall indemnify Executive in accordance with its policies and practices and to the full extent permitted by the general laws of the State of Delaware, now or hereafter in force, including the advance of expenses under procedures provided by such laws.  Further, Company shall insure Executive is covered by its D&O insurance policy to the same extent as any other Director or Officer, as applicable.

i.              Board Approval.  This Agreement is subject to approval by Company’s Board of Directors and shall not become effective and/or enforceable unless and until such approval.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:	ON BEHALF OF COMPANY:

/s/ Francis J. Malecha	By:	/s/ Bradley Bell
Francis J. Malecha		Bradley Bell

Approved by the Board of Directors on the 2nd day of January, 2013.